Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 3 to Registration Statement No. 333-185565 on Form S-1 of our reports dated March 5, 2013 (except for Note 17, as to which the date is March 12, 2013) relating to the consolidated financial statements of Pinnacle Foods Inc. and the effectiveness of Pinnacle Foods Inc.’s internal control over financial reporting, appearing in the Prospectus which is part of this Registration Statement, and the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 15, 2013